Exhibit 10.54

Deltek Systems, Inc.

13880 Dulles Corner Lane

Herndon, Virginia 20171

April 3, 2006

Joseph M. Kampf

President and Chief Executive Officer

Anteon International Corporation

3211 Jermantown Road, Suite 700

Fairfax, Virginia 22030

Dear Joe:

I am pleased to formally invite you to join the Board of Directors of Deltek Systems, Inc. I am very excited about the company’s future and we are all equally excited at the prospect of your joining the Board. I am confident that you will be a very valuable addition to our efforts to develop Deltek.

As a member of the Board, you will be expected to attend and actively participate in the meetings of the Board (either in person or telephonically). I expect that the Board will hold up to four meetings per year.

As a Board member, your compensation package will consist of the following:

•

an annual retainer of $20,000, payable at your election in cash or common stock (subject to execution of a shareholder’s agreement) within 30 days following the date of your first Board meeting and thereafter on each anniversary of the date of that meeting;

•	a fee of $2,000 for each Board meeting you attend starting with the fourth meeting after the first meeting you attend;

•	options to purchase 37,700 shares of the company’s common stock with an exercise price of $7.22 and vesting in annual installments of 25% over four years;

•	the opportunity to purchase $500,000 of the company’s common stock at a per share purchase price of $7.22 within 120 days after the date of your appointment; and

•	reimbursement of business expenses incurred in connection with your Board service.

Joe, we are delighted that you are going to join us on the Deltek board. We are convinced that we will accomplish great things together at Deltek. Our value creation expectations are high and we believe fully achievable.

Very truly yours,

DELTEK SYSTEMS, INC.

/s/ Alok Singh
By:	Alok Singh
Its:	Vice President, Assistant Secretary and Assistant Treasurer